Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Brad Burke Investor Relations 215.921.7436	Steve Iaco Media Relations 212.984.6535

CBRE GROUP, INC. REPORTS STRONG FINANCIAL RESULTS FOR

SECOND-QUARTER 2017

GAAP EPS of $0.58, up 61%

Adjusted EPS of $0.65, up 25%

Los Angeles, CA – July 27, 2017 — CBRE Group, Inc. (NYSE:CBG) today reported very strong financial results for the second quarter ended June 30, 2017 and increased its expectations for adjusted earnings per share for full-year 2017 to a range of $2.53 to $2.63.

“CBRE posted another quarter of excellent performance, with adjusted earnings per share up 25%. Continuing strength in our regional services business – led this quarter by broad-based strength in Asia Pacific and EMEA as well as continued strong organic growth in our global occupier outsourcing and capital markets businesses – was augmented by strong gains in our development services business,” said Bob Sulentic, CBRE’s president and chief executive officer.  “Further, our regional services businesses, together, achieved solid margin expansion with the help of strong cost control.”

“Our performance demonstrates that we are operating a diversified, well-balanced business.  Our high- quality professionals and globally integrated capabilities, increasingly enabled by technology and data, are helping us to produce superior client outcomes,” he continued.  “Our prudent financial management has allowed us to improve profitability while continuing to make investments to further strengthen our position.”

Second-Quarter 2017 Results

•	Revenue for the second quarter totaled $3.3 billion, an increase of 4% (7% local currency1). Fee revenue[2] increased 3% (6% local currency) to $2.2 billion.
•

On a GAAP basis, net income increased 62% and earnings per diluted share increased 61% to $197.2 million and $0.58 per share, respectively.  Adjusted net income[3] for the second quarter of 2017 rose 27% to $222.3 million, while adjusted earnings per share[3] improved 25% to $0.65 per share.

CBRE Press Release

July 27, 2017

•

The adjustments to GAAP net income for the second quarter of 2017 included $27.3 million (pre-tax) of non-cash acquisition-related amortization and $15.4 million (pre-tax) of integration costs associated with the Global Workplace Solutions acquisition.  These costs were partially offset by a $2.8 million (pre-tax) reversal of carried interest incentive compensation and a net tax benefit of $14.8 million associated with the aforementioned adjustments.  The second quarter of 2017 is the final period in which there are adjustments for integration costs related to the Global Workplace Solutions acquisition.

•

EBITDA[4] increased 29% (31% local currency) to $399.9 million and adjusted EBITDA[4] increased 14% (16% local currency) to $412.5 million.  Adjusted EBITDA margin on fee revenue increased 182 basis points to 18.8%.  The company’s regional services businesses – the Americas, Europe, the Middle East and Africa (EMEA) and Asia Pacific (APAC) – produced combined adjusted EBITDA growth for the quarter of 8% (10% local currency), or 12% excluding the impact of all currency movement including hedging activity.

Second-Quarter 2017 Segment Review

The following tables present highlights of CBRE segment performance during the second quarter of 2017 (dollars in thousands):

	Americas			EMEA			APAC
		% Change from Q2 2016			% Change from Q2 2016			% Change from Q2 2016
	Q2 2017	USD	LC	Q2 2017	USD	LC	Q2 2017	USD	LC
Revenue	$1,856,887	4%	5%	$954,734	0%	8%	$420,628	17%	17%
Fee revenue	1,264,132	1%	1%	547,831	4%	13%	270,425	17%	18%
EBITDA	222,948	7%	7%	60,916	68%	80%	42,914	108%	107%
Adjusted EBITDA	230,409	1%	1%	68,577	15%	23%	43,200	53%	52%

	Global Investment Management			Development Services (5)
		% Change from Q2 2016			% Change from Q2 2016		`
	Q2 2017	USD	LC	Q2 2017	USD	LC
Revenue	$92,763	-3%	1%	$17,203	-4%	-4%
EBITDA	26,685	3%	7%	46,453	151%	151%
Adjusted EBITDA	23,910	-10%	-6%	46,453	151%	151%

Excluding the impact of all currency movement including hedging activity, adjusted EBITDA growth rates for the second quarter of 2017 were: 3% in the Americas, 30% in EMEA, 44% in APAC and 0% in Global Investment Management.

Regionally, CBRE’s performance in the second quarter was led by APAC and EMEA.

•	APAC posted a 17% (same local currency) revenue rise, with very strong growth in Australia, India, Japan and Singapore.
•

EMEA revenue rose 8% in local currency, but was flat when converted to U.S. dollars due primarily to the depreciation of the British pound sterling.  The region’s performance was paced by gains in the Netherlands, Spain and the United Kingdom, where CBRE’s activity levels continue to rebound strongly from the impact of last year’s Brexit vote.

•

In the Americas, revenue increased 4% (5% local currency), with notable growth in occupier outsourcing and commercial mortgage services, which offset a relatively flat performance in property sales and a decline in leasing.

CBRE Press Release

July 27, 2017

Revenue growth across CBRE’s global business lines was almost entirely organic.

•	Global occupier outsourcing revenue rose 5% (9% local currency), while fee revenue increased 5% (10% local currency), all of which was organic growth.
o	The Americas and APAC set the pace for growth with strong gains in Canada, India, Mexico, Singapore and the United States.
o	The company continued to maintain a highly active new business pipeline with 103 total contracts signed during the second quarter, including 44 client expansions.
•	The capital markets businesses – property sales and commercial mortgage services – produced double-digit growth with global revenue up 10% (12% local currency) on a combined basis.
•

Property sales revenue rose 11% (13% local currency).  This performance was paced by robust growth in APAC, which increased 45% (same local currency), and EMEA, which increased 32% (42% local currency).

o	APAC saw strong growth across the region, especially in Greater China, Japan and Singapore.
o	EMEA’s growth was led by the United Kingdom, where sales revenue surged 69%, as well as a broad range of countries, including France, Germany, Italy and the Netherlands.
o

Americas sales revenue edged down 2% (1% local currency), due primarily to a decrease in Canada.  U.S. revenue was up slightly compared with an 8% decrease in the broader investment market, according to preliminary estimates from Real Capital Analytics.

•	Commercial mortgage services revenue rose 10% (same local currency).
o	CBRE’s loan servicing portfolio totaled approximately $155 billion, up 16% from the year-earlier second quarter.
o	CBRE had strong loan origination activity with life insurance companies, Wall Street conduits and Government Sponsored Enterprises.
•	Leasing revenue slipped 2% (1% local currency), as continued strength in APAC and EMEA was offset by weakness in the Americas.
o	APAC lease revenue rose 10% (same local currency), buoyed by Australia, India and Japan.
o	In EMEA, Belgium, Spain and the United Kingdom led the way to 6% (12% local currency) growth for the region.
o	Americas lease revenue declined 6% (same in local currency).
•	Property management and valuation achieved solid growth.
o	Revenue from property management services rose 5% (7% local currency), while fee revenue increased 2% (4% local currency).
o	Valuation revenue increased 4% (7% local currency).

CBRE Press Release

July 27, 2017

•	In the Global Investment Management segment, assets under management (AUM) totaled $91.7 billion, up $3.1 billion from the second quarter of 2016. In local currency, AUM increased by $2.6 billion.
•

In the Development Services segment, projects in process totaled $5.9 billion, down $1.2 billion from the second quarter of 2016, while the pipeline rose to $5.9 billion, up $2.9 billion in the same period.  Fee-only projects constitute half of the pipeline.

Six-Month 2017 Results

•

Revenue for the six months ended June 30, 2017 totaled $6.3 billion, an increase of 4% (7% local currency).  Fee revenue increased 4% (6% local currency) to $4.1 billion.  This growth was almost entirely organic.

•

On a GAAP basis, net income and earnings per diluted share both increased 60% to $326.8 million and $0.96 per share, respectively.  Adjusted net income for the first six months of 2017 rose 24% to $367.2 million, while adjusted earnings per share improved 23% to $1.08 per share.

•

The adjustments to GAAP net income for the first six months of 2017 included $54.3 million (pre-tax) of non-cash acquisition-related amortization and $27.4 million (pre-tax) of integration costs associated with the Global Workplace Solutions acquisition.  These costs were partially offset by an $18.0 million (pre-tax) reversal of carried interest incentive compensation and a net tax benefit of $23.2 million associated with the aforementioned adjustments.

•

EBITDA increased 26% (27% local currency) to $706.4 million and adjusted EBITDA increased 11% (13% local currency) to $715.8 million.  Adjusted EBITDA margin on fee revenue increased 115 basis points to 17.4%.

Business Outlook

“Our people around the world turned in an outstanding performance in the first half of 2017,” Mr. Sulentic said.  “We enter the second half of 2017 with a stable global economy and solid fundamentals in most commercial real estate markets.”

CBRE has increased its outlook for 2017 adjusted earnings per share to a range of $2.53 to $2.63.  At the mid-point of the range, this implies 12% growth in adjusted earnings per share for full-year 2017.  Compared to its prior guidance given in February, the company expects its leasing revenue to be slightly below and its capital markets revenue to be slightly above its initial expectations for the year.  The company expects fee revenue growth for its occupier outsourcing business to be 10% or slightly higher.  The company expects adjusted EBITDA contributions from its development services and investment management businesses, together, to be flat to slightly up in 2017 versus its prior expectation of flat to slightly down.  Finally, full-year margins are now likely to be at the high-end of the previously guided 17.5% to 18.0% range, despite a continued shift in business mix.

CBRE’s outlook for adjusted EBITDA in the second half of 2017 is little changed from its expectations at the beginning of the year.  The expected benefit from a lower tax rate will be somewhat offset by growth in depreciation and amortization.  The company expects positive earnings growth in the second half from its regional services businesses and its combined investment management and development services businesses.

CBRE Press Release

July 27, 2017

Conference Call Details

The company’s second-quarter earnings conference call will be held today (Thursday, July 27, 2017) at 8:30 a.m. Eastern Time.  A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 1:00 p.m. Eastern Time on July 27, 2017, and ending at midnight Eastern Time on August 3, 2017.  The dial-in number for the replay is 877‑660‑6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13663913.  A transcript of the call will be available on the company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2016 revenue).  The company has more than 75,000 employees (excluding affiliates), and serves real estate investors and occupiers through approximately 450 offices (excluding affiliates) worldwide.  CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services.  Please visit our website at www.cbre.com.

The information contained in, or accessible through, the company’s website is not incorporated into this press release.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance (including adjusted earnings per share and margin expectations), currency movement, market share, and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets, interest rate increases, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of U.S. Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA and adjusted EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; economic volatility and market uncertainty globally related to uncertainty surrounding the implementation and effect of the United Kingdom’s referendum to leave the European Union, including uncertainty in relation to the legal and regulatory framework that would apply to the United Kingdom and its relationship with the remaining members of the European Union; foreign currency fluctuations; our ability to retain and incentivize key personnel; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well

CBRE Press Release

July 27, 2017

as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; variations in historically customary seasonal patterns that cause our business not to perform as expected; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the rising level of political instability in those regions; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; our ability to maintain our effective tax rate at or below current levels; changes in applicable tax or accounting requirements, including potential tax reform under the current U.S. administration; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC).  Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

Note – CBRE has not reconciled the (non-GAAP) adjusted earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation, financing costs and future tax rates, which are potential adjustments to future earnings.  We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The terms “fee revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “EBITDA” and “adjusted EBITDA” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures.  We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

1  Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

2  Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.  Certain adjustments have been made to 2016 fee revenue to conform with current-year presentation.

3  Adjusted net income and adjusted earnings per share (or adjusted EPS) exclude the effect of select charges from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges.  Adjustments during the periods presented included amortization expense related to certain intangible assets attributable to acquisitions, integration and other costs related to acquisitions, cost-elimination expenses and certain carried interest incentive compensation reversal to align with the timing of associated revenue.

4  EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization.  Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions, cost-elimination expenses and certain carried interest incentive compensation reversal to align with the timing of associated revenue.

5  Revenue in the Development Services segment does not include equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interest.  EBITDA includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.

CBRE Press Release

July 27, 2017

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Fee revenue (1)	$2,192,354	$2,120,248	$4,113,429	$3,956,623
Pass through costs also recognized as revenue	1,149,861	1,087,289	2,209,990	2,097,648
Total revenue	3,342,215	3,207,537	6,323,419	6,054,271

Costs and expenses:
Cost of services	2,318,562	2,254,233	4,405,641	4,267,846
Operating, administrative and other	712,374	680,442	1,318,605	1,323,808
Depreciation and amortization	100,386	90,268	194,423	177,262
Total costs and expenses	3,131,322	3,024,943	5,918,669	5,768,916

Gain on disposition of real estate (2)	11,298	-	12,683	4,819

Operating income	222,191	182,594	417,433	290,174

Equity income from unconsolidated subsidiaries (2)	75,384	34,929	90,402	92,230
Other income	3,186	3,882	7,301	7,097
Interest income	1,427	3,066	3,838	4,525
Interest expense	35,430	36,987	69,440	71,777
Income before provision for income taxes	266,758	187,484	449,534	322,249
Provision for income taxes	68,362	64,039	119,635	114,164
Net income	198,396	123,445	329,899	208,085
Less: Net income attributable to non-controlling interests (2)	1,231	1,777	3,137	4,250
Net income attributable to CBRE Group, Inc.	$197,165	$121,668	$326,762	$203,835

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.59	$0.36	$0.97	$0.61
Weighted average shares outstanding for basic income per share	336,975,149	335,076,746	336,941,681	334,534,841

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.58	$0.36	$0.96	$0.60
Weighted average shares outstanding for diluted income per share	340,882,603	338,080,641	340,214,246	337,797,887

EBITDA	$399,916	$309,896	$706,422	$562,513
Adjusted EBITDA	$412,549	$360,451	$715,757	$643,134

________________________________________________________

(1)	Certain adjustments have been made to 2016 fee revenue to conform with current-year presentation.
(2)

Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income attributable to non-controlling interests, includes income of $76.7 million and $28.5 million for the three months ended June 30, 2017 and 2016, respectively, and $87.0 million and $80.8 million for the six months ended June 30, 2017 and 2016 , respectively, attributable to Development Services but does not include significant related compensation expense (which is included in operating, administrative and other expenses).  In the Development Services segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in EBITDA.

CBRE Press Release

July 27, 2017

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016 (1)	2017	2016 (1)
Americas
Revenue:
Fee revenue (1)	$1,264,132	$1,250,641	$2,394,785	$2,321,699
Pass through costs also recognized as revenue	592,755	529,748	1,154,748	1,046,565
Total revenue	1,856,887	1,780,389	3,549,533	3,368,264
Costs and expenses:
Cost of services	1,288,799	1,235,106	2,453,476	2,338,370
Operating, administrative and other	350,973	340,801	673,288	658,600
Depreciation and amortization	71,724	63,200	140,293	123,803
Operating income	$145,391	$141,282	$282,476	$247,491

EBITDA	$222,948	$208,472	$433,670	$381,637
Adjusted EBITDA	$230,409	$227,411	$450,809	$414,625

EMEA
Revenue:
Fee revenue (1)	$547,831	$525,561	$1,023,566	$991,278
Pass through costs also recognized as revenue	406,903	428,357	775,356	802,987
Total revenue	954,734	953,918	1,798,922	1,794,265
Costs and expenses:
Cost of services	729,977	757,781	1,399,500	1,435,326
Operating, administrative and other	164,686	160,689	307,777	308,890
Depreciation and amortization	18,845	16,252	34,415	31,252
Operating income	$41,226	$19,196	$57,230	$18,797

EBITDA	$60,916	$36,281	$92,647	$51,591
Adjusted EBITDA	$68,577	$59,854	$102,441	$87,665

Asia Pacific
Revenue:
Fee revenue (1)	$270,425	$230,418	$481,887	$422,865
Pass through costs also recognized as revenue	150,203	129,184	279,886	248,096
Total revenue	420,628	359,602	761,773	670,961
Costs and expenses:
Cost of services	299,786	261,346	552,665	494,150
Operating, administrative and other	77,909	77,547	146,095	145,326
Depreciation and amortization	4,389	4,299	8,703	8,482
Operating income	$38,544	$16,410	$54,310	$23,003

EBITDA	$42,914	$20,631	$63,063	$31,362
Adjusted EBITDA	$43,200	$28,235	$63,481	$41,103

________________________________________________________

(1)

In 2017, we have changed the presentation of the operating results of one of our emerging businesses among our regional services reporting segments.  Prior year amounts have been reclassified to conform with the current-year presentation.  This change had no impact on our consolidated results.  Additionally, certain adjustments have been made to 2016 fee revenue to conform with current-year presentation.

CBRE Press Release

July 27, 2017

CBRE GROUP, INC.

SEGMENT RESULTS—(CONTINUED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016 (1)	2017	2016 (1)
Global Investment Management
Revenue	$92,763	$95,737	$182,329	$186,117
Costs and expenses:
Operating, administrative and other	71,309	73,577	122,831	145,967
Depreciation and amortization	4,885	5,817	9,924	12,437
Operating income	$16,569	$16,343	$49,574	$27,713

EBITDA	$26,685	$25,987	$67,785	$47,523
Adjusted EBITDA	$23,910	$26,426	$49,769	$49,341

Development Services
Revenue	$17,203	$17,891	$30,862	$34,664
Costs and expenses:
Operating, administrative and other	47,497	27,828	68,614	65,025
Depreciation and amortization	543	700	1,088	1,288
Gain on disposition of real estate	11,298	-	12,683	4,819
Operating loss	$(19,539)	$(10,637)	$(26,157)	$(26,830)

EBITDA and Adjusted EBITDA	$46,453	$18,525	$49,257	$50,400

________________________________________________________

(1)

In 2017, we have changed the presentation of the operating results of one of our emerging businesses among our regional services reporting segments.  Prior year amounts have been reclassified to conform with the current-year presentation.  This change had no impact on our consolidated results.

CBRE Press Release

July 27, 2017

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iii)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)
(iv)	EBITDA and adjusted EBITDA

These measures are not recognized measurements under United States generally accepted accounting principles, or “GAAP.”  When analyzing our operating performance, investors should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP.  Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes.  The company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business.  The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  the company believes that investors may find this measure useful to analyze the financial performance of our Occupier Outsourcing and Property Management business lines and our business generally.  Fee revenue excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of EBITDA and adjusted EBITDA—the effects of financings and income tax and the accounting effects of capital spending.  All of these measures may vary for different companies for reasons unrelated to overall operating performance.  In the case of EBITDA and adjusted EBITDA, these measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider cash requirements such as tax and debt service payments.  The EBITDA and adjusted EBITDA measures calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.  The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

CBRE Press Release

July 27, 2017

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income attributable to CBRE Group, Inc.	$197,165	$121,668	$326,762	$203,835

Plus / minus:
Non-cash amortization expense related to certain intangible assets attributable to acquisitions	27,324	26,581	54,315	51,452
Integration and other costs related to acquisitions	15,408	27,751	27,351	44,924
Cost-elimination expenses (1)	-	27,176	-	39,579
Carried interest incentive compensation reversal to align with the timing of associated revenue	(2,775)	(4,372)	(18,016)	(3,882)
Tax impact of adjusted items	(14,796)	(23,885)	(23,245)	(40,144)

Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$222,326	$174,919	$367,167	$295,764

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.65	$0.52	$1.08	$0.88

Weighted average shares outstanding for diluted income per share	340,882,603	338,080,641	340,214,246	337,797,887

EBITDA and adjusted EBITDA, are calculated as follows (dollars in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income attributable to CBRE Group, Inc.	$197,165	$121,668	$326,762	$203,835

Add:
Depreciation and amortization	100,386	90,268	194,423	177,262
Interest expense	35,430	36,987	69,440	71,777
Provision for income taxes	68,362	64,039	119,635	114,164
Less:
Interest income	1,427	3,066	3,838	4,525

EBITDA	399,916	309,896	706,422	562,513

Adjustments:
Integration and other costs related to acquisitions	15,408	27,751	27,351	44,924
Cost-elimination expenses (1)	-	27,176	-	39,579
Carried interest incentive compensation reversal to align with the timing of associated revenue	(2,775)	(4,372)	(18,016)	(3,882)

Adjusted EBITDA	$412,549	$360,451	$715,757	$643,134

________________________________________________________

(1)

Represents cost-elimination expenses relating to a program initiated in the fourth quarter of 2015 and completed in the third quarter of 2016 to reduce the company’s global cost structure after several years of significant revenue and related cost growth.  Cost-elimination expenses incurred during the three months and six months ended June 30, 2016 consisted of $25.1 million and $36.9 million, respectively, of severance costs related to headcount reductions in connection with the program and $2.1 million and $2.7 million, respectively, of third-party contract termination costs.

CBRE Press Release

July 27, 2017

Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, both of which are excluded from fee revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Occupier Outsourcing
Fee revenue (1) (2)	$606,575	$575,213	$1,165,698	$1,111,490
Plus: Pass through costs also recognized as revenue	1,005,655	954,991	1,920,801	1,832,008

Revenue (2)	$1,612,230	$1,530,204	$3,086,499	$2,943,498

Property Management
Fee revenue (2)	$131,768	$129,324	$256,096	$246,656
Plus: Pass through costs also recognized as revenue	144,206	132,298	289,189	265,640

Revenue (2)	$275,974	$261,622	$545,285	$512,296

________________________________________________________

(1)	Certain adjustments have been made to 2016 fee revenue to conform with current-year presentation.
(2)	Excludes associated leasing and sales revenue.

CBRE Press Release

July 27, 2017

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2017	2016
Assets:
Cash and cash equivalents (1)	$535,681	$762,576
Restricted cash	74,720	68,836
Receivables, net	2,653,346	2,605,602
Warehouse receivables (2)	1,069,889	1,276,047
Property and equipment, net	556,480	560,756
Goodwill and other intangibles, net	4,494,737	4,392,431
Investments in and advances to unconsolidated subsidiaries	246,715	232,238
Other assets, net	974,650	881,101

Total assets	$10,606,218	$10,779,587

Liabilities:
Current liabilities, excluding debt	$2,742,553	$3,270,749
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Entities have committed to purchase) (2)	1,054,970	1,254,653
Senior term loans, net	745,461	744,332
5.00% senior notes, net	791,060	790,405
4.875% senior notes, net	591,583	591,203
5.25% senior notes, net	422,300	422,183
Other debt	27	30
Other long-term liabilities	675,238	648,787

Total liabilities	7,023,192	7,722,342

Equity:
CBRE Group, Inc. stockholders' equity	3,539,693	3,014,487
Non-controlling interests	43,333	42,758

Total equity	3,583,026	3,057,245

Total liabilities and equity	$10,606,218	$10,779,587

________________________________________________________

(1)	Includes $78.4 million and $73.3 million of cash in consolidated funds and other entities not available for company use as of June 30, 2017 and December 31, 2016, respectively.
(2)	Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.